Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aquestive Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	2,000,000 shares (2)	$2.13 (3)	$4,260,000.00	$110.20 per $1,000,000	$469.46
Total Offering Amounts					$4,260,000.00		$469.46
Total Fee Offsets							--
Net Fee Due							$469.46

(1)	Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of Aquestive Therapeutics, Inc., a Delaware corporation (the “Registrant”), available for issuance under the Aquestive Therapeutics, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued in the event of a stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents the number of additional shares of Common Stock reserved for issuance under the 2018 Plan as approved by the Registrant’s stockholders on June 21, 2023.
(3)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was calculated on the basis of the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Global Market on August 4, 2023.